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EXHIBIT 99.1

PRESS RELEASE	Investor/Media Contact: Raj Denhoy 415 828-1044 rdenhoy@establishmentlabs.com

Establishment Labs Reports Fourth Quarter and Full Year 2021 Financial Results; Record Fourth Quarter Revenue of $35.3 Million

SANTA BARBARA, Calif., March 1, 2022 -- Establishment Labs Holdings Inc. (NASDAQ: ESTA), a global medical technology company dedicated to improving women’s health and wellness, principally in breast aesthetics and reconstruction, today announced its financial results for the fourth quarter and full year ended December 31, 2021 and provided initial 2022 guidance.

Fourth Quarter Highlights and Outlook

•Fourth quarter worldwide sales of $35.3 million, an increase of 31.0% year-over-year and a new quarterly record; consistent with preannouncement on January 10, 2022.
•2022 guidance of $155 million to $165 million, an increase of 22% to 30% over 2021.
•Gross profit for the fourth quarter was 68.6% of revenue, compared to 54.3% of revenue for the same period in 2020.
•Fourth quarter operating expenses of $33.6 million, an increase of 48.2% compared to the fourth quarter of 2020 as spending returned to more normalized levels following the global disruption in 2020.
•Cash balance of $53.4 million as of December 31, 2021.
•Motiva Flora® tissue expander launch in Europe and CE mark countries ongoing.
•Motiva JOY™ and Motiva MIA® development and commercialization programs progressing as planned.
•Opened inaugural Women’s Health Hub in Barcelona, Spain to support consumer-centric strategies.
•Timelines for U.S. and China market entry remain unchanged; began modular PMA submission for US FDA approval.

“The strong growth we have seen across all areas of our business in 2021 continued in the fourth quarter,” said Juan José Chacón-Quirós, Chief Executive Officer. “Fourth quarter revenue of $35.3 million was up 31.0% from the fourth quarter of 2020 and full year revenue of $126.7 million was up 50% over the year ago period. We believe 2022 will be another strong year and are issuing full year 2022 revenue guidance of $155 million to $165 million, which is an annual growth rate of 22% to 30%.”

"2021 was a foundational year for our company, with the launch of our Motiva Flora® tissue expander and our Aesthetic BreastRecon® program; the introduction of JOY™ and Ergonomix2®; and the progress we made with Motiva MIA®," Mr. Chacón-Quirós continued. "These new programs are adding to the strong share gains we continue to see in our existing global markets. Regulatory and commercial timelines to begin selling Motiva implants in the U.S. and Chinese markets are progressing as planned and we are preparing for the growth to come with our new Sulàyöm Innovation Campus. Construction of the new facility remains on plan and when complete, it will allow us to supply half the current global market for breast implants."

“We are defining every day what a women’s health company can do to raise the standards in breast aesthetics and reconstruction,” Mr. Chacón-Quirós concluded. “The publication of the landmark study in Nature Biomedical Engineering showing the superior biocompatibility of Motiva SmoothSilk® technology remains a watershed moment for our industry, and efforts like the new Women’s Health Hub we recently opened in Barcelona, Spain allow us to develop programs and initiatives that best meet the needs of women. We believe we are on a clear path to not only become the leading global company in breast aesthetics and reconstruction, but to fundamentally transform and expand these markets through science and consumer-centric innovation.”
Fourth Quarter 2021 Financial Results
Total revenue for the quarter ended December 31, 2021 was $35.3 million compared to $27.0 million for the same period in 2020. Direct sales comprised approximately 44% of total sales, while distributor sales made up the balance.

Gross profit for the fourth quarter was $24.2 million, or 68.6% of revenue, compared to $14.6 million, or 54.3% of revenue, for the same period in 2020. The change in gross margin was primarily due to the benefit of geographic mix, greater operating efficiencies, and enhanced manufacturing planning capabilities.

Total operating expenses for the fourth quarter were $33.6 million, an increase of $10.9 million compared to $22.7 million in the fourth of 2020.

SG&A expenses for the fourth quarter increased approximately $9.4 million to $27.6 million compared to $18.2 million in the fourth quarter of 2020. The increase in SG&A was primarily due to an increase in personnel and related costs due to increased headcount, an increase in sales and marketing expenses, as well as an increase in consulting fees.

R&D expenses increased approximately $1.6 million to $6.0 million in the fourth quarter compared to $4.5 million for the same quarter a year ago. The majority of the increase was due to a normalization of spending levels and the timing of clinical trial and other expenses.

Net loss from operations for the fourth quarter was $9.4 million compared to a net loss of $8.0 million in the year ago period.

The Company’s cash balance on December 31, 2021 was $53.4 million. Cash decreased $31.1 million from December 31, 2020 and $11.2 million from the prior quarter, primarily as a result of operating losses and investments in facility expansion.

Conference Call and Webcast Information

Establishment Labs will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss its financial results. The conference call can be accessed by dialing (877) 407-8037 (U.S. and Canada) or (201) 689-8037 (international) and using conference ID number 13725695. In addition, the live and archived webcast will be available on the Investor Relations section of the Company's website at www.establishmentlabs.com.

About Establishment Labs

Establishment Labs Holdings Inc. is a global medical technology company dedicated to improving women’s health and wellness. The company’s initial focus is breast health, principally breast aesthetics and reconstruction. Establishment Labs offers a portfolio of advanced silicone gel-filled breast implants, branded as Motiva Implants® that include a number of innovative and patented features designed to deliver improved aesthetic and clinical outcomes. Since commercial launch in 2010, approximately 2.0 million Motiva Implants® have been delivered to plastic surgeons in over 80 countries. The company also offers or has under development a number of related products and technologies, including the Motiva Flora® tissue expander and Motiva MIA®, the company’s minimally invasive breast enhancement procedure. In 2018, Establishment Labs received an investigational device exemption (IDE) from the FDA for the Motiva Implant® and began a clinical trial to support regulatory approval in the United States. Motiva Implants® are manufactured at the company’s two facilities in Costa Rica, which are compliant with all applicable regulatory standards under ISO13485:2016 and FDA 21 CFR 820 under the MDSAP program. Please visit our website for additional information at www.establishmentlabs.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “intends to,” “would,” “will,” “may” or other similar expressions in this press release. Any statements that refer to projections of our future financial or operating performance, anticipated trends in our business, our goals, strategies, focus and plans, including related product development and commercialization and regulatory approvals, and other characterizations of future events or circumstances, including statements expressing general optimism about future operating results, related to the company’s performance are forward-looking statements. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented in this report, or that we may make orally or in writing from time to time, are expressions of our beliefs and expectations based on currently available information at the time such statements are made. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties, and factors that are beyond our control. Although we believe that our assumptions are reasonable, we cannot guarantee future performance, and some will inevitably prove to be incorrect. As a result, our actual future results and the timing of events may differ from our expectations, and those differences may be material. Factors, among others, that could cause actual results and events to differ materially from those described in any forward-looking statements include risks and uncertainties relating to: our ability to successfully, timely and cost-effectively develop, seek and obtain regulatory clearance for and commercialize our product offerings; the rate of adoption of our products by healthcare providers or other customers; the success of our marketing initiatives; the safe and effective use of our products; our ability to protect our intellectual property; our future expansion plans and capital allocation; our ability to expand upon and/or secure sources of credit or capital; our ability to develop and maintain relationships with qualified suppliers to avoid a significant interruption in our supply chains; our ability to attract and retain key personnel; our ability to scale our operations to meet market demands; the effect on our business of existing and new regulatory requirements; and other economic and competitive factors. These and other factors that could cause or contribute to actual results differing materially from our expectations include, among others, those risks and uncertainties discussed in the company’s quarterly report on Form 10-Q filed on November 9, 2021 and will be discussed in the company's annual report on Form 10-K filed on March 1, 2022, which risks and uncertainties may be updated in the future in other filings made by the company with the Securities and Exchange Commission. The risks included in those documents are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We are not undertaking any obligation to update any forward-looking statements. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.

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ESTABLISHMENT LABS HOLDINGS INC.
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Year Ended December 31,
	2021	2020	2019
	(Unaudited)

Revenue	$126,682	$84,676	$89,565
Cost of revenue	41,278	32,174	34,704
Gross profit	85,404	52,502	54,861
Operating expenses:
Sales, general and administrative	92,229	66,625	70,811
Research and development	18,315	13,793	14,991
Total operating expenses	110,544	80,418	85,802
Loss from operations	(25,140)	(27,916)	(30,941)
Interest income	23	15	4
Interest expense	(9,062)	(9,373)	(8,696)
Change in fair value of derivative instruments	737	1,632	3,052
Change in fair value of contingent consideration	—	304	276
Other income (expense), net	(6,270)	(2,679)	(1,205)
Loss before income taxes	(39,712)	(38,017)	(37,510)
Provision for income taxes	(1,427)	(104)	(640)
Net loss	$(41,139)	$(38,121)	$(38,150)

Basic and diluted net loss per share	$(1.72)	$(1.63)	$(1.86)
Weighted average outstanding shares used for basic and diluted net loss per share	23,972,722	23,316,102	20,541,528

ESTABLISHMENT LABS HOLDINGS INC.
Consolidated Balance Sheets
(In thousands)

	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets:
Cash	$53,415	$84,523
Accounts receivable, net of allowance for doubtful accounts of $1,221 and $1,143	24,437	19,127
Inventory, net	28,407	23,210
Prepaid expenses and other current assets	7,012	5,439
Total current assets	113,271	132,299
Long-term assets:
Property and equipment, net of accumulated depreciation	18,658	16,202
Goodwill	465	465
Intangible assets, net of accumulated amortization	4,371	4,148
Right-of-use operating lease assets, net	2,206	2,610
Other non-current assets	558	664
Total assets	$139,529	$156,388
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$14,475	$9,722
Accrued liabilities	16,236	14,532
Other liabilities, short-term	1,178	1,646
Total current liabilities	31,889	25,900
Long-term liabilities:
Note payable, Madryn, net of debt discount and issuance costs	51,906	49,832
Madryn put option	703	1,440
Operating lease liabilities, non-current	1,900	1,923
Other liabilities, long-term	2,392	2,332
Total liabilities	88,790	81,427
Shareholders’ equity:
Total shareholders’ equity	50,739	74,961
Total liabilities and shareholders’ equity	$139,529	$156,388